EXHIBIT 2


                                   December 21, 1993



American Financial Corporation
One East Fourth Street
Cincinnati, Ohio 45202

Apollo Advisors, L.P.
1999 Avenue of the Stars
Suite 1900
Los Angeles, California 90067

Lion Advisors, L.P.
1999 Avenue of the Stars
Suite 1900
Los Angeles, California 90067

Kemper Financial Services, Inc.
120 South LaSalle Street
18th Floor
Chicago, Illinois 60603

Gentlemen:

          This letter agreement will confirm our mutual understanding and agreement regarding certain matters relating to the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Great American Communications Company, as reorganized (the "Company"), to be issued to (i) American Financial Corporation ("AFC") and certain of its wholly owned subsidiaries (collectively, the "AFC Interests") and (ii) Kemper Financial Services, Inc. ("Kemper") on behalf of and as investment advisor to those beneficial holders identified on the signature page hereto (collectively, the "Kemper Interests"), and the shares of Class B Common Stock, par value $.01 per share of the Company (the "Class B Common Stock"; and together with the Class A Common Stock, the "Common Stock"), to be issued to AIF II, L.P. ("AIF") and Artemis Finance SNC ("Artemis"), or to their respective successors and assigns permitted by this letter agreement (collectively, the "Apollo Interests"), pursuant to a joint plan of reorganization of Great American Communications Company and certain of its subsidiaries, as confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Western Division (the "Plan"). This letter shall become effective on the effective date of the Plan (the "Effective Date").

          1. Voting of Common Stock. (a) The Apollo Interests will (i) cause their shares of Common Stock to be represented, in person or by proxy, at each properly noticed regular or special meeting of stockholders of the Company, and (ii) vote all of the shares of Common Stock beneficially owned by them in favor of the election of the nominees for election as directors made by or at the direction of the Board of Directors of the Company.

               (b) The AFC Interests will (i) cause their shares of Common Stock to be represented, in person, or by proxy, at each properly noticed regular or special meeting of stockholders of the Company, and (ii) vote all of the shares of Common Stock beneficially owned by the AFC Interests in favor of the election of the nominees for election as directors made by or at the direction of the Board of Directors of the Company.

          2.   Tag-Along Rights.  (a)   If the AFC Interests have
a bona fide intention to sell or otherwise dispose of shares of Common Stock to a person or entity or any group of persons or entities acting in concert (other than to any Affiliate of any of the AFC Interests) (a "Proposed Sale") pursuant to a bona fide offer or through a series of related bona fide offers (an "Offer") by such person, entity or group (the "Purchaser"), the Apollo Interests and the Kemper Interests shall have the right to require, as a condition to such Proposed Sale, that the Purchaser purchase from the Apollo Interests and the Kemper Interests at the same price per share of Common Stock and on the same terms and conditions as proposed in such Proposed Sale that number of shares of Common Stock beneficially owned by the Apollo Interests and the Kemper Interests, respectively, and designated by them to be included in such Proposed Sale, subject to a maximum of such number of shares as shall result in (i) the ratio of the number of shares sold by each of the Apollo Interests and the Kemper Interests to the total number of shares beneficially owned by each of them immediately prior to the consummation of the Proposed Sale being equal to (ii) the ratio of the number of shares sold by the AFC Interests to the total number of shares beneficially owned by the AFC Interests immediately prior to the consummation of the Proposed Sale. Notwithstanding the foregoing, the provisions of this Section 2 will not apply with respect to (i) the sale or other disposition by the AFC Interests of a number of shares of Common Stock equal to or less than 2% of the then issued and outstanding shares of Common Stock to any person or entity consummated within six months after the Effective Date, or (ii) after the expiration of six months following the Effective Date, sales or other dispositions in an amount that does not exceed 1% of the then issued and outstanding shares of Common Stock in any three-month period.

          (b) The AFC Interests shall give notice in writing to the Apollo Interests and the Kemper Interests of any Proposed Sale at least 20 business days prior to the proposed date of consummation thereof, which notice (the "Co-Sale Notice") shall contain the principal terms of the Proposed Sale including, without limitation, the name and address of the Purchaser, the purchase price, the terms and conditions of payment, the date on which such Proposed Sale is to be consummated, and the number of shares of Common Stock to be sold. Upon the reasonable request of the Apollo Interests or the Kemper Interests, the AFC Interests will provide all documents and information in its possession relating to the Proposed Sale, the Offer and the Purchaser.

          (c) The right of the Apollo Interests and the Kemper Interests to participate in any Proposed Sale pursuant to this
Section 2 may be exercised by the Apollo Interests and the Kemper Interests by giving a written notice (the "Participation Notice") to the AFC Interests not later than 10 business days after the giving of the Co-Sale Notice. The Participation Notice must state the number of shares of Common Stock that the Apollo Interests and the Kemper Interests elect, subject to the limitation thereon set forth in Section 2(a), to sell to the Purchaser and contain a binding, irrevocable commitment to sell such shares on the terms and conditions set forth in the Co-Sale Notice. If the Apollo Interests or the Kemper Interests so elect to participate in the Proposed Sale, the AFC Interests shall be required to include in the Proposed Sale those shares of Common Stock which the Apollo Interests or the Kemper Interests have elected in the Participation Notice to sell (subject to the limitation set forth in Section 2(a)). If none of the Apollo Interests or the Kemper Interests give the Participation Notice within the ten business day period following the giving of the Co-Sale Notice, the AFC Interests shall have the right, for a period of six months following the giving of the Co-Sale Notice, to consummate the Proposed Sale to the Purchaser at the price and in accordance with the terms and conditions of the Co-Sale Notice without including any shares beneficially owned by the Apollo Interests or the Kemper Interests. In the event such Proposed Sale is not so consummated, then the provisions of this letter agreement shall again be applicable to the Common Stock owned by the AFC Interests.

          (d) Notwithstanding anything to the contrary contained in this letter agreement, in the event that the AFC Interests shall breach any covenant contained in this Section 2, and such breach results in the Apollo Interests or the Kemper Interests being precluded from participating in a Proposed Sale that is consummated, the sole remedy available to the Apollo Interests or the Kemper Interests shall be to cause AFC to purchase from the Apollo Interests or the Kemper Interests the number of shares of Common Stock that the Apollo Interests or the Kemper Interests would have been permitted to sell pursuant to such Proposed Sale at the price and upon the terms of such Proposed Sale. This remedy shall be exercisable by the Apollo Interests or the Kemper Interests by giving notice to AFC of such breach within six months after any of the Apollo Interests or the Kemper Interests learns of such breach.

          3. Certain Offers for the Company. If, at any time after the fifth anniversary of the Effective Date, (i) a person or entity shall make a bona fide offer (an "Acquisition Offer") to (a) merge with the Company, (b) acquire all or substantially all of the assets of the Company, or (c) acquire 50% or more of the then issued and outstanding shares of Common Stock, in each case for consideration consisting solely of cash and/or securities that are either listed for trading on a national securities exchange or designated for inclusion on the NASDAQ National Market System, (ii) a financial advisor that is mutually acceptable to the AFC Interests and the Apollo Interests shall render its opinion to the Company and AFC that the Acquisition Offer is fair to the holders of the Common Stock from a financial point of view, and (iii) the beneficial owners of 5% or more of the then issued and outstanding shares of Common Stock (other than the Apollo Interests or any Affiliate of the Apollo Interests if the Apollo Interests or any Affiliate of the Apollo Interests made or solicited the Acquisition Offer) confirm in writing to the Company that they are prepared to sell their shares pursuant to, or vote in favor of, such Acquisition Offer, then (x) the AFC Interests shall cause any representatives of AFC on the Board of Directors or Reorganized GACC to either vote to approve the Acquisition Offer or abstain from voting on the approval of the Acquisition Offer in a manner that will not prevent the consummation of the transactions contemplated by the Acquisition Offer, and (Y) if 50% or more of the shares of Common Stock then issued and outstanding are either voted in favor of, or tendered for sale pursuant to, the Acquisition Offer, then the AFC Interests will cause the shares of Common Stock then beneficially owned by it to be voted in favor of, or tendered for sale pursuant to, the Acquisition Offer.

          4. Termination. Unless earlier terminated in accordance with its terms, this letter agreement shall terminate and be of no further force or effect upon the earliest of (i) such time as the AFC Interests shall cease to be the beneficial owner of 10% or more of the shares of Common Stock issued and outstanding from time to time (a "10% Holder"), (ii) such time as the Apollo Interests shall cease to be a 10% Holder, (iii) solely with respect to the Kemper Interests, such time as the Kemper Interests shall cease to be the collective beneficial owners of 5% or more of the shares of Common Stock issued and outstanding from time to time, (iv) the seventh anniversary of the Effective Date, (v) such time as the closing sales price for the Common Stock on any securities exchange or as quoted on the NASDAQ National Market System shall have exceeded $36.72 (as adjusted for any stock split, stock dividend, recapitalization or other similar transaction) for a continuous period of 120 calendar days; provided, however, that the Company shall have given written notice to the Apollo Interests within 12 calendar months prior to the commencement of such 120 calendar day period that the closing sales price for the Common Stock has exceeded $36.72 (as adjusted for any stock split, stock dividend, recapitalization or other similar transaction) on any trading day, or (vi) such time as the closing sales price for the Common Stock on any securities exchange or as quoted on the NASDAQ National Market System exceeds $36.72 (as adjusted for any stock split, stock dividend, recapitalization or other similar transaction) for a continuous period of 60 calendar days and a registration statement under the Securities Act of 1933 shall have been effective throughout such 60 day period pursuant to a proper demand made by the Apollo Interests.

          5. Actions by Representatives; Notices. Any action required or permitted to be taken by the AFC Interests shall be exercised by or through AFC and any notice to be provided to the AFC Interests shall be deemed to have been given when delivered by hand, courier or overnight delivery service to AFC at the address listed at the beginning of this letter agreement or such other address notice of which is given by AFC in like manner.
Any action permitted to be taken by the Apollo Interests pursuant to Section 2 and Section 3 of this letter agreement may be only exercised collectively by AIF, Artemis and any permitted successor or assign of AIF or Artemis, and any notice to be provided to the Apollo Interests shall be deemed to have been properly given when delivered by hand, courier or overnight delivery service to Apollo Advisors, L.P., with respect to AIF, and Lion Advisors, L.P., with respect to Artemis, at their respective addresses as listed at the beginning of this letter agreement or such other address notice of which is given in like manner. Any action required or permitted to be taken by the Kemper Interests shall be exercised by or through Kemper and any notice to be provided to the Kemper Interests shall be deemed to have been given when delivered by hand, courier or overnight delivery service to Kemper at the address listed at the beginning of this letter agreement or such other address notice of which is given by Kemper in like manner.

          6.   Certain Definitions.

               (a)  The term "beneficial owner", and the
corresponding term "beneficially own," shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this letter agreement.

               (b) An "Affiliate" with respect to a person or entity shall mean a person or entity that controls such person or entity, is controlled by such person or entity, or which is under common control with such person or entity.

          7. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida.

          8. Entire Agreement and Revocation of Prior Agreements. Except for any other agreements executed by the parties as of the date of this letter agreement, this letter agreement contains the entire understanding among the parties hereto concerning the subject matter contained herein. There are no representations, agreements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this letter agreement which are not fully expressed herein. This letter agreement supersedes and revokes any and all prior agreements between or among the parties hereto relating to the subject matter of this letter agreement.

          9. Specific Performance. Except as otherwise provided in Section 1 of this letter agreement, each of AFC, AIF and Artemis (i) acknowledges that a remedy at law for any breach or attempted breach of this letter agreement shall be inadequate;
(ii) agrees that each other party hereto shall be entitled to specific performance; and (iii) agrees to waive any requirements for the securing or posting of any bond in connection with the obtaining of any such injunctive or equitable relief.

         10.   Successors and Assigns.

               (a) The benefits of and obligations under this letter agreement will extend only to a successor, transferee or assignee of Artemis or AIF that (i) is an investment company (as defined in Section 3(a) of the Investment Company Act of 1940) that is the transferee of any of the Common Stock beneficially owned by AIF or Artemis, as the case may be, as of the Effective Date, (ii) is an Affiliate of AIF or Artemis with respect to which AIF or Artemis, or an Affiliate of AIF or Artemis, (X) is the exclusive investment advisor or (Y) has exclusive investment discretion, and (iii) agrees in writing to be bound by the terms and conditions of this letter agreement.

               (b) The AFC Interests shall not transfer any shares of Common Stock to an Affiliate of AFC unless such Affiliate agrees in writing to the terms and conditions of this letter agreement. Except as provided in the following sentence, the benefits of and obligations under this letter agreement will not extend to any successor, transferee or assignee of AFC that is not an Affiliate of AFC. The AFC Interests will not effect any sale or other disposition of shares of Common Stock to a person or entity (other than to an Affiliate of the AFC Interests) (a "Transferee") in a transaction that is effected for any consideration other than cash or marketable securities of a series or class with an aggregate market capitalization in excess of ten times the value of such securities that would be issuable to the Apollo Interests and the Kemper Interests pursuant to
Section 2 (without taking in to account the securities that would be issuable to the Apollo Interests and the Kemper Interests pursuant to Section 2), unless (a) such Transferee agrees to be bound by the terms and conditions of this letter agreement (with such Transferee being substituted for the AFC Interests), or (b) in connection with such transaction, the Apollo Interests shall have been provided with the opportunity to sell shares of Common Stock owned by them to such Transferee pursuant to Section 2 and the Apollo Interests shall have elected to sell a number of shares of Common Stock that shall result in the Apollo Interests no longer being a 10% Holder.

               (c) The benefits of and obligations under this letter agreement will not exceed to any successor, transferee or assignee of the Kemper Interests.

         11. Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
Accepted and Agreed
this 21st day of December, 1993.


AMERICAN FINANCIAL CORPORATION



By:
Name:
Title:



AIF II, L.P.


By:  Apollo Advisors, L.P.,
     its Managing General Partner



Name:
Title:

By:  Apollo Capital Management, Inc.,
     its General Partner



Name:
Title:



ARTEMIS FINANCE SNC


By:  Lion Advisors, L.P.,
     its Attorneys-in-Fact



Name:
Title:

By:  Lion Capital Management, Inc.,
     its General Partner


Name:
Title:
KEMPER HIGH YIELD FUND

KEMPER DIVERSIFIED INCOME FUND

KEMPER INVESTMENT PORTFOLIOS - HIGH YIELD PORTFOLIO

KEMPER INVESTMENT PORTFOLIOS - DIVERSIFIED INCOME PORTFOLIO

KEMPER INVESTMENT PORTFOLIOS - TOTAL RETURN PORTFOLIO

KEMPER INVESTORS FUND - HIGH YIELD PORTFOLIO

KEMPER HIGH INCOME TRUST

KEMPER MERRILL LYNCH I

KEMPER MERRILL LYNCH II


By:  Kemper Financial Services, Inc., as
     investment advisor to the
     above-referenced beneficial holders



Name:
Title: